Exhibit 10.17(a)

DELTA AIR LINES, INC.

2009 LONG-TERM INCENTIVE PROGRAM

1. Purpose. The 2009 Long-Term Incentive Program (the “2009 LTIP”) is a long term incentive program sponsored by Delta Air Lines, Inc. (“Delta” or the “Company”) that is intended to: (a) closely link pay and performance by providing management employees with a compensation opportunity based on Delta’s achieving key business objectives; and (b) align the interests of management employees with the Company’s other employees and stakeholders.

The 2009 LTIP is being adopted under the Delta Air Lines, Inc. 2007 Performance Compensation Plan (“2007 Performance Plan”). It is subject to the terms of the 2007 Performance Plan and an individual’s 2009 LTIP Award Agreement (“Award Agreement”).

Capitalized terms that are used but not defined in the 2009 LTIP shall have the meaning ascribed to them in the 2007 Performance Plan. For purposes of the 2009 LTIP, the definitions of “Change in Control,” “Good Reason,” and “Retirement” as set forth in the 2007 Performance Plan are hereby replaced or modified under Section 5 below, and shall apply as set forth in Section 5 in lieu of the definitions of these terms in the 2007 Performance Plan or as modified, as applicable.

2. Individual Award Agreements. Any person offered an Award under the 2009 LTIP will be required to sign an individual Award Agreement. Execution by such person of his or her Award Agreement will be a prerequisite to the effectiveness of the Award under the 2009 LTIP and to the person’s becoming a Participant in the 2009 LTIP.

3. Awards.

(a) Restricted Stock.

(i) Award Grant. A Participant may receive Restricted Stock as specified in the Participant’s Award Agreement (the “Restricted Stock”).

(ii) Grant Date. The Grant Date of the Restricted Stock will be determined by the Committee and set forth in a Participant’s Award Agreement.

(iii) Restrictions. Until the restrictions imposed by this Section 3(a) (the “Restrictions”) have lapsed pursuant to Section 3(a)(iv), (v) or (vi) below, a Participant will not be permitted to sell, exchange, assign, transfer, pledge or otherwise dispose of the Restricted Stock and the Restricted Stock will be subject to forfeiture as set forth below.

(iv) Lapse of Restrictions—Continued Employment. Subject to the terms of the 2007 Performance Plan and the 2009 LTIP, the Restrictions shall lapse and be of no further force or effect with respect to one-half of the Shares of Restricted Stock on February 1, 2010 (“First Installment Date”) and the remaining one-half on February 1, 2011 (“Second Installment Date”).1

[1]	If this formula results in any fractional Share allocation to any Installment Date, the number of Shares with respect to which the Restrictions lapse on the First Installment Date will be rounded up, and the number of shares with respect to which the Restrictions lapse on the Second Installment Date will be rounded down, to the nearest whole Share so that only full Shares are covered by each Installment Date.

(v) Lapse of Restrictions/Forfeiture upon Termination of Employment. The Restricted Stock and the Restrictions set forth in this Section 3(a) are subject to the following terms and conditions:

(A) Without Cause or For Good Reason. Upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason (including the Termination of Employment of the Participant if he is employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate), with respect to any portion of the Restricted Stock subject to the Restrictions, the Restrictions shall immediately lapse on the Pro Rata RS Portion as of the date of such Termination of Employment. Upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason, any Restricted Stock that remains subject to the Restrictions, other than the Pro Rata RS Portion, shall be immediately forfeited.

“Pro Rata RS Portion” means, with respect to any portion of Restricted Stock that is subject to the Restrictions at the time of a Participant’s Termination of Employment, the number of Shares with respect to which the Restrictions would have lapsed on each future Installment Date multiplied by a fraction (i) the numerator of which is the number of calendar months2 from the Grant Date to the date of such Termination of Employment, rounded up for any partial month and (ii) the denominator of which is twelve (12) for the First Installment Date and twenty-four (24) for the Second Installment Date.3

(B) Voluntary Resignation. Upon a Participant’s Termination of Employment by reason of a voluntary resignation (other than for Good Reason or Retirement), any portion of the Restricted Stock subject to the Restrictions shall be immediately forfeited.

(C) Retirement. Subject to Section 3(a)(v)(F) below, upon a Participant’s Termination of Employment by reason of Retirement, with respect to any portion of the Restricted Stock subject to the Restrictions, the Restrictions shall immediately lapse on the Pro Rata RS Portion as of the date of such Termination of Employment. Pro Rata RS Portion has the meaning set forth in Section 3(a)(v)(A) above. Upon a Participant’s Termination of Employment by reason of Retirement, any Restricted Stock that remains subject to the Restrictions, other than the Pro Rata RS Portion, shall be immediately forfeited.

(D) Death or Disability. Upon a Participant’s Termination of Employment due to death or Disability, the Restrictions shall immediately lapse and be of no further force or effect as of the date of such Termination of Employment.

(E) For Cause. Upon a Participant’s Termination of Employment by the Company for Cause, any portion of the Restricted Stock subject to the Restrictions shall be immediately forfeited.

[2]	For purposes of the 2009 LTIP, one calendar month is calculated from the date of measurement to the same or closest numerical date occurring during the following month. For example, one calendar month from January 31, 2009 will elapse as of February 28, 2009, two months will elapse on March 31, 2009, and so on.
[3]	If this formula results in any fractional Share, the Pro Rata RS Portion will be rounded up to the nearest whole Share.

(F) Retirement-Eligible Participants Who Incur a Termination of Employment for Other Reasons. If a Participant who is eligible for Retirement is, or would be, terminated by the Company without Cause, such Participant shall be considered to have been terminated by the Company without Cause for purposes of the 2009 LTIP rather than having retired, but only if the Participant acknowledges that, absent Retirement, the Participant would have been terminated by the Company without Cause. If, however, the employment of a Participant who is eligible for Retirement is terminated by the Company for Cause, then regardless of whether the Participant is considered as a retiree for purposes of any other program, plan or policy of the Company, for purposes of the 2009 LTIP, the Participant’s employment shall be considered to have been terminated by the Company for Cause.

(vi) Change in Control. Notwithstanding the forgoing and subject to Section 4 below, upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason (including the Termination of Employment of the Participant if he is employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate) on or after a Change in Control but prior to the second anniversary of such Change in Control, any Restrictions in effect shall immediately lapse on the date of such Termination of Employment and be of no further force or effect as of such date.

(vii) Dividends. In the event a cash dividend shall be paid with respect to Shares at a time the Restrictions on the Restricted Stock have not lapsed, the Participant shall be eligible to receive the dividend upon the lapse of the Restrictions. The Restrictions shall apply to any such dividend.

(b) Performance Awards.

(i) Award Grant. A Participant may receive a Performance Award for a specified target cash amount as set forth in the Participant’s Award Agreement (a “Performance Award”).

(ii) Grant Date. The Grant Date of the Performance Award will be determined by the Committee and set forth in the Participant’s Award Agreement.

(iii) Payout Criteria and Form of Payment. Except as otherwise expressly set forth in this Section 3(b), payment, if any, of a Performance Award will be based on the following factors as described and defined below: (A) the Cumulative Revenue Growth during the Performance Period of the Company relative to the members of the Airline Peer Group; and (B) the Average Annual Pre-Tax Income Margin during the Performance Period of the Company relative to the members of the Airline Peer Group.

The payout, if any, of a Performance Award will be made (A) in Shares, calculated based on the Conversion Formula (as defined below), to each Participant who is employed by the Company as an executive vice president or more senior officer or holds the position of general counsel or chief financial officer of the Company (“Executive Officer Participant”) at the time of such payout; and (B) in cash in all other circumstances.

(iv) Definitions.

(A) “Airline Peer Group” means AMR Corporation, Continental Airlines, Inc., Southwest Airlines Co., UAL Corporation and US Airways Group, Inc.

(B) The “Average Annual Pre-Tax Income Margin” for Delta and each member of the Airline Peer Group shall be calculated by using the subject company’s Pre-Tax Income and Total Operating Revenue for the applicable periods and the following formula: (A ÷ B ), where:

A = Pre-Tax Income for 2009 and 2010; and

B = Total Operating Revenue for 2009 and 2010.

(C) The “Conversion Formula” will apply to convert from cash to Shares the payout, if any, of a Performance Award to a person who is an Executive Officer Participant at the time of such payout. First, the cash amount of the payout is calculated in the same manner as if the payout is being made in cash. Next, the cash amount is converted into a number of Shares based on the following formula: A ÷ B, where:

A = the amount of the payout for the Performance Award if it is paid in cash; and

B = the closing price of a Share on the New York Stock Exchange on the date that the Committee approves the payouts, if any, of the Performance Awards to the Executive Officer Participants following the Committee’s determination of the achievement of the payout criteria described in Section 3(b)(iii).

(D) The “Cumulative Revenue Growth” for Delta and each member of the Airline Peer Group shall be calculated by using the subject company’s Total Operating Revenue for the applicable periods and the following formula: (A + B ) ÷ C, where:

A = Total Operating Revenue for 2009 minus Total Operating Revenue for 2008;

B = Total Operating Revenue for 2010 minus Total Operating Revenue for 2009; and

C = Total Operating Revenue for 2008.

As a result of the merger (the “Merger”) of a subsidiary of Delta with and into Northwest Airlines Corporation (“Northwest”) on October 29, 2008, the Total Operating Revenue for Delta for 2008 will be the sum of the Total Operating Revenue for Delta and Northwest for that year, as adjusted to eliminate intercompany transactions, classification differences and such other matters as the Committee deems in its discretion to be necessary or advisable to prevent the enlargement or dilution of the benefits or potential benefits to be made available under Section 3(b).

(E) “GAAP” means accounting principles generally accepted in the United States of America.

(F) “Performance Period” means the period beginning on January 1, 2009 and ending on and including December 31, 2010.

(G) “Pre-Tax Income” means, subject to Section 3(c)(v)(B) below, the subject company’s consolidated pre-tax income for the applicable periods based on its regularly prepared and publicly available statements of operations prepared in accordance with GAAP, but excluding: (i) any material asset write downs; (ii) expenses associated with employee equity securities; (iii) gains or losses with respect to unusual or non-recurring events, including, without limitation, changes in accounting principles, bankruptcy-related reorganization items and other out of period adjustments; and (iv) expenses accrued with respect to any annual profit sharing plan, program or arrangement.

(H) “Total Operating Revenue” means, subject to Section 3(c)(v)(B) below, the subject company’s total operating revenue for the applicable periods based on its regularly prepared and publicly available statements of operations prepared in accordance with GAAP.

(v) Vesting.

(A) General. Subject to the terms of the 2007 Performance Plan and all other conditions included in any applicable Award Agreement, the Performance Award shall vest, as described in this Section 3(b)(v), as of the end of the Performance Period to the extent that the Company ranks number five (5) or better in comparison to the Airline Peer Group with respect to Cumulative Revenue Growth and/or Average Annual Pre-Tax Income Margin, as applicable and as described below. For purposes of Cumulative Revenue Growth and Average Annual Pre-Tax Income Margin, a rank of one (1) will be the highest and best ranking and a rank of six (6) will be the lowest and worst ranking.

(B) Committee’s Authority. In determining the Cumulative Revenue Growth and the Average Annual Pre-Tax Income Margin for Delta and each member of the Airline Peer Group, the Committee may make such adjustments with respect to any subject company as it deems in its discretion to be necessary or advisable to prevent the enlargement or dilution of the benefits or potential benefits to be made available under Section 3(b). Without limiting the generality of the forgoing, the Committee may (i) make such determinations based on financial data filed by the subject company with the U.S. Department of Transportation or otherwise, and (ii) exclude from any calculation any item of gain, loss or expense determined by the Committee to be extraordinary or unusual in nature or infrequent in occurrence.

(C) Impact of Certain Events. A company shall be automatically ranked as number six (6) in the event that any of the following occur during or with respect to the Performance Period: (i) such company ceases to maintain or does not timely prepare publicly available statements of operations prepared in accordance with GAAP; (ii) such company is not the surviving entity in any merger, consolidation, or other non-bankruptcy reorganization (or survives only as a subsidiary of an entity other than a previously wholly owned subsidiary of such company); (iii) such company sells, leases, or exchanges all or substantially all of its assets to any other person or entity (other than a previously wholly owned subsidiary of such company); (iv) such company is dissolved and liquidated; or (v) more than 20% of such company’s revenues (determined on a consolidated basis based on the regularly prepared and publicly available statements of operations of such company prepared in accordance with GAAP) for any fiscal year of such company are attributable to the operation of businesses other than such company’s airline business and such company does not provide publicly available statements of operations with respect to its airline business that are separate from the statements of operations provided with respect to its other businesses.

(D) Transactions Between Airlines. To the extent reasonably practicable, in the event of a merger, consolidation or similar transaction during the Performance Period between Delta and any other airline, including a member of the Airline Peer Group, or between any member of the Airline Peer Group and any other airline, including another member of the Airline Peer Group (an “Airline Merger”), Cumulative Revenue Growth for the surviving company will be calculated on a combined basis as if the Airline Merger had occurred on January 1, 2008 and Average Annual Pre-Tax Income Margin for such company will be calculated on a combined basis as if the Airline Merger had occurred on January 1, 2009.

(E) Vesting/Ranking. The payment, if any, a Participant will receive in connection with the vesting of the Performance Award will be based on the following:

Rank vs. Airline Peer Group	Cumulative Revenue Growth			+	Rank vs. Airline Peer Group	Average Annual Pre-Tax Income Margin
	% of Target Earned	x	Weight			% of Target Earned	x	Weight
1	200%	x	50%		1	200%	x	50%
2	150%	x	50%		2	150%	x	50%
3	100%	x	50%		3	100%	x	50%
4	75%	x	50%		4	75%	x	50%
5	25%	x	50%		5	25%	x	50%
6	0%				6	0%

Any portion of a Performance Award that does not vest at the end of the Performance Period will immediately lapse and become void.

Examples:

1.	Assume a Participant who is a not an Executive Officer Participant receives a Performance Award of $25,000 at the target level and that, as of the end of the Performance Period, Delta ranks number four (4) in Cumulative Revenue Growth (resulting in a payout at 75% of the weighted target under that measure) and number three (3) in Average Annual Pre-Tax Income Margin (resulting in a payout at 100% of the weighted target under that measure). This Participant will be eligible to receive a payout of $21,875, which is the result of the following formula: (($25,000 × 75%) × 50%) + (($25,000 × 100%) × 50%).

2.	Using the same Participant in Example 1 above, assume that, as of the end of the Performance Period, Delta ranks number two (2) in Cumulative Revenue Growth (resulting in a payout at 150% of the weighted target under that measure) and number one (1) in Average Annual Pre-Tax Income Margin (resulting in a payout at 200% of the weighted target under that measure). This Participant will be eligible to receive a payout of $43,750, which is the result of the following formula: (($25,000 × 150%) × 50%) + (($25,000 × 200%) × 50%).

(vi) Timing of Payment. The payout, if any, of any Performance Awards that vest under Section 3(b)(v) will be made as soon after the end of the Performance Period as the payment amount can be finally determined, but in no event later than March 15, 2011, unless it is administratively impracticable to do so, and such impracticability was not foreseeable at the end of 2010, in which case such payment shall be made as soon as administratively practicable after March 15, 2011.

(vii) Accelerated Vesting/Forfeiture upon Termination of Employment. The Performance Awards are subject to the following terms and conditions.

(A) Without Cause or For Good Reason. Upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason (including the Termination of Employment of the Participant if he is employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate), the Participant’s target Performance Award will be recalculated and will be the result of the following formula (the “Adjusted Performance Award”): S × (T ÷ 24) where,

S = the Participant’s target Performance Award as of the Grant Date; and

T = the number of calendar months from January 1, 2009 to the date of such Termination of Employment (rounded up for any partial month).

Thereafter, the Participant will be eligible to receive a payment, if any, in cash based on the Adjusted Performance Award which will vest and become payable under Section 3(b)(v) in the same manner and to the same extent as if the Participant’s employment had continued.

(B) Voluntary Resignation. Upon a Participant’s Termination of Employment by reason of a voluntary resignation (other than for Good Reason or Retirement), the Participant will immediately forfeit any unpaid portion of the Performance Award as of the date of such Termination of Employment.

(C) Retirement. Subject to Section 3(b)(vii)(F) below, upon a Participant’s Termination of Employment due to Retirement, the Participant’s target Performance Award will be recalculated in accordance with the formula set forth in Section 3(b)(vii)(A) above. Thereafter, the Participant will be eligible to receive a payment, if any, in cash based on the Adjusted Performance Award which will vest and become payable under Section 3(b)(v) in the same manner and to the same extent as if the Participant’s employment had continued.

(D) Death or Disability. Upon a Participant’s Termination of Employment due to death or Disability, the Participant’s Performance Award will immediately become vested at the target level and such amount will be paid in cash as soon as practicable thereafter to the Participant or the Participant’s estate, as applicable.

(E) For Cause. Upon a Participant’s Termination of Employment by the Company for Cause, the Participant will immediately forfeit any unpaid portion of the Performance Award as of the date of such Termination of Employment.

(F) Retirement-Eligible Participants Who Incur a Termination of Employment for Other Reasons. If a Participant who is eligible for Retirement is, or would be, terminated by the Company without Cause, such Participant shall be considered to have been terminated by the Company without Cause for purposes of the 2009 LTIP rather than having retired, but only if the Participant acknowledges that, absent Retirement, the Participant would have been terminated by the Company without Cause. If, however, the employment of a Participant who is eligible for Retirement is terminated by the Company for Cause, then regardless of whether the Participant is considered as a retiree for purposes of any other program, plan or policy of the Company, for purposes of the 2009 LTIP, the Participant’s employment shall be considered to have been terminated by the Company for Cause.

(viii) Change in Control. Notwithstanding the forgoing and subject to Section 4 below, upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason (including the Termination of Employment of the Participant if he is employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate) on or after a Change in Control but prior to the second anniversary of such Change in Control, the Participant’s outstanding Performance Award shall immediately become vested at the target level and such amount will be paid in cash to the Participant as soon as practicable. With respect to any Participant who incurs a Termination of Employment by the Company without Cause or who resigns for Good Reason prior to a Change in Control, if a Change in Control occurs thereafter during the Performance Period, such Participant’s Adjusted Performance Award will immediately become vested and be paid in cash to the Participant as soon as practicable.

4. Gross-Up for Certain Taxes.

(a) Gross-Up Payments. In the event that a Participant becomes entitled to benefits under the 2009 LTIP, the Company shall pay to the Participant an additional lump sum payment (the “Gross-Up Payment”), in cash, equal to the amounts, if any, described below:

(i) Subject to sub-section (ii) below, if any portion of any payment under the 2009 LTIP, when taken together with any payment under any other agreement with or plan of the Company (in the aggregate “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Participant shall be entitled under this sub-section to an additional amount such that after payment by the Participant of all such Participant’s applicable federal, state and local taxes, including any Excise Tax, imposed upon such additional amount, the Participant will retain an amount sufficient to pay the Excise Tax imposed on the Total Payments (provided that the Gross-Up Payment to be made under this provision and any other similar gross-up payment made under any similar Excise Tax reimbursement provision included in any other agreement with, or plan of, the Company shall not, when taken as an aggregate, exceed the Gross-Up Payment).

(ii) Notwithstanding the provisions of sub-section (i) above, if it shall be determined that the Participant would be entitled to a Gross-Up Payment, but that the Total Payments would not be subject to the Excise Tax if the Total Payments were reduced by an amount that is less than 10% of the portion of the Total Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to the Participant shall be reduced (but not below zero) to the maximum amount that could be paid to Participant without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to the Participant. The reduction of the Total Payments due hereunder, if applicable, shall be made in such a manner as to maximize the economic present value of all payments actually made to the Participant, determined by the Accounting Firm (as defined in Section 4(b) below) as of the date of the Change in Control using the discount rate required by Section 280G(d)(4) of the Code.

The amounts payable under this Section 4(a) shall be paid by the Company within ten (10) business days after the receipt of the Accounting Firm’s determination, and in no event later than the end of the Participant’s tax year next following the year in which the Excise Tax and any related taxes are paid to the applicable taxing authority.

(b) Determinations. In the event of a Change in Control, all determinations required to be made under Section 4(a) above, including the amount of the Gross-Up Payment, whether a payment is required under Section 4(a) above, and the assumptions to be used in determining the Gross-Up Payment, shall be made by the nationally recognized accounting firm generally used by the Company as its financial auditor (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within twenty (20) business days of the receipt of notice from the Participant that there has been an event giving rise to the right to benefits under Section 4(a) above, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for a person effecting the Change in Control or is otherwise unavailable, the Participant may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c) Subsequent Redeterminations. Unless requested otherwise by the Company, the Participant must use reasonable efforts to contest in good faith any subsequent determination by the Internal Revenue Service that the Participant owes an amount of Excise Tax greater than the amount previously determined under Section 4(a)(i); provided, however, that the Participant shall be entitled to reimbursement by the Company of all fees and expenses reasonably incurred by the Participant in contesting such determination. Such reimbursement of expenses shall be made on a current basis, as incurred, and in no event later than the end of the Participant’s tax year next following the year in which the taxes that are the subject of the audit or proceeding are remitted to the applicable taxing authority, or where as a result of such audit or proceeding no taxes are remitted, the end of the Participant’s tax year next following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the proceeding. In the event the Internal Revenue Service or any court of competent jurisdiction determines that the Participant owes an amount of Excise Tax that is either greater or less than the amount previously taken into account and paid under Section 4(a), the Company shall promptly pay to the Participant, or the Participant shall promptly repay to the Company, as the case may be, the amount of such excess or shortfall. In the case of any payment that the Company is required to make to the Participant pursuant to the preceding sentence (a “Later Payment”), the Company shall also pay to the Participant an additional amount such that after payment by the Participant of all the Participant’s applicable federal, state and local taxes on such additional amount, the Participant will retain an amount sufficient to pay the total of the Participant’s applicable federal, state and local taxes arising due to the Later Payment. In the case of any repayment of Excise Tax that the Participant is required to make to the Company pursuant to the second sentence of this Section 4(c), the Participant shall also repay to the Company the amount of any additional payment received by the Participant from the Company in respect of applicable federal, state and local taxes on such repaid Excise Tax, to the extent the Participant is entitled to a refund of (or has not yet paid) such federal, state or local taxes. Any payments from one party to the other under this Section 4(c) shall be made promptly, but in no event later than December 31 of the year after the year in which the excess or shortfall is determined to exist.

Section 5. Definitions. For purposes of the 2009 LTIP, the following definitions are hereby modified as set forth below and will apply in lieu of the definitions set forth in the 2007 Performance Plan or as modified, as applicable.

(a)	For purposes of the 2009 LTIP, “Change in Control” shall have the meaning set forth in the 2007 Performance Plan except that the Merger will not be considered a Change in Control.

(b)	For purposes of the 2009 LTIP, “Good Reason” shall have the meaning set forth in the 2007 Performance Plan except: (i) any Award made to a Participant under the 2009 LTIP, (ii) any other equity-based awards or other incentive compensation awards made to a Participant by any of Delta (or any Affiliate) or Northwest (or any subsidiary) at or prior to the closing of the Merger and (iii) any retention payment or special travel benefits provided to a Participant as a result of his or her initial employment with Delta or any Affiliate, will be ignored for purposes of determining whether a Participant has suffered a reduction that constitutes Good Reason under the 2009 LTIP. Furthermore, with respect to any Participant who was employed by Northwest or any subsidiary thereof immediately prior to the closing of the Merger, all compensation and benefit programs provided to such Participant prior to the Merger by Northwest or any subsidiary thereof, including, without limitation, the Participant’s base salary, will be ignored for purposes of determining whether a Participant has suffered a reduction that constitutes Good Reason under the 2009 LTIP.

(c)

For purposes of the 2009 LTIP, “Retirement” means a Termination of Employment (other than for Cause or death) either: (i) on or after a Participant’s 62nd birthday provided that such Participant has completed at least 5 years service with the Company (or an Affiliate) or Northwest (or a subsidiary); or (ii) on or after a Participant’s 52nd birthday provided that such Participant has completed at least 10 years service with the Company (or an Affiliate) or Northwest (or a subsidiary).